Exhibit 99.1

POWER OF ATTORNEY

The undersigned, Transcom Worldwide AB, a public limited liability company (publ.), incorporated under the laws of Sweden, with address Rålambsvägen 17, 112 59 Stockholm, Sweden, registered with the Swedish Companies Registration Office under no. 556880-1277 (the Company), duly represented by Mr. Johan Eriksson, acting in his capacity as Chief Executive Officer of the Company and Mr. Pär Christiansen, acting in his capacity as Chief Financial Officer of the Company (the Undersigned), hereby gives special power of attorney to Mr. Frederick W. London, attorney at law, Partner at Dunnington, Bartholow & Miller LLP, born on the 7th of February, 1952 in Buffalo, New York, USA and residing professionally at 1359 Broadway, Suite 600, New York, NY 10018, United States of America or any lawyer working at Dunnington, Bartholow & Miller LLP in New York City, acting under his/her sole signature (the Attorney) in order to:

•	execute and file Form ID for the purposes of obtaining EDGAR access codes on behalf of the Company;

•	execute and file a merger prospectus relating to the re-domiciliation of the Company from Luxembourg to Sweden (the Prospectus) with the United States Securities and Exchange Commission (SEC) under cover of Form CB and to do all acts necessary or advisable, in the name and on behalf of the Company, in connection with the filing of the Prospectus with the SEC;

•	execute and file for and on behalf of the Company and its U.S. subsidiary Cloud 10, Corp. Form F-X, and any successor forms thereto, (each of Form CB and Form FX, a Form and collectively, the Forms) under the Securities Act of 1933 and the rules thereunder and to do all acts necessary or advisable, in the name of and on behalf of the Company, in connection with the filing of Form F-X with the SEC;

•	do and perform any and all acts for and on behalf of the Company which may be necessary or advisable to complete, execute and file with the SEC any amendment or amendments to any such Forms; and

•	take any other action on behalf of the Company of any type whatsoever in connection with the foregoing which the Attorney deems necessary, advisable or legally required by, including, without limitation, the execution and filing of any forms necessary, advisable or legally required under state securities laws and regulations, it being understood that the documents executed by the Attorney on behalf of the Company pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such Attorney may approve in such Attorney discretion.

This Power of Attorney shall be valid for a period of four months as of the date hereof and revocable at any time at the option of the Undersigned.

This Power of Attorney shall be governed by Swedish law. The courts of Sweden shall have exclusive jurisdiction over matters arising out of or in connection with this power of attorney. The Stockholm District Court (Sw. Stockholms tingsrätt) shall be the court of first instance.

Given in Stockholm on 21 July 2014.

Transcom Worldwide AB

/s/ Johan Eriksson		/s/ Pär Christiansen
By:	Johan Eriksson	By:	Pär Christiansen
Title:	Chief Executive Officer	Title:	Chief Financial Officer

I, the undersigned, Anne-Marie Bonde, Notary Public of

the City of Stockholm, Sweden, hereby certify that

JOHAN ERIKSSON, Chief Executive Officer, and

PÄR CHRISTIANSEN, Chief Financial Officer,

duly authorized to sign for

TRANSCOM WORLDWIDE AB,

have issued and signed the foregoing document.

Fee 440:-     Stockholm 21.07.2014

Crowns        Ex officio:

2